UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HIGHER ONE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HIGHER ONE HOLDINGS, INC.

25 Science Park

New Haven, Connecticut 06511

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2011

To the Stockholders of Higher One Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Higher One Holdings, Inc., a Delaware corporation (the “Company”), will be held on May 18, 2011, at 9:00 a.m. local time at 25 Science Park, New Haven, CT for the following purposes:

1. To elect three directors to hold office until the 2014 meeting of stockholders or until their successors are elected;

2. To ratify the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011;

3. To approve a non-binding advisory proposal on executive compensation;

4. To approve a non-binding advisory proposal on the frequency of future advisory votes on executive compensation;

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on March 23, 2011 can vote at this meeting or any adjournments that take place.

Our Board of Directors recommends that you vote FOR the election of director nominees named in Proposal One of the Proxy Statement; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two of the Proxy Statement; FOR the non-binding advisory proposal on executive compensation described in Proposal Three of the Proxy Statement; and THREE YEARS on the non-binding advisory proposal on the frequency of future advisory votes on executive compensation as described in Proposal Four of the Proxy Statement.

For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.

By Order of the Board of Directors

Thomas D. Kavanaugh

Corporate Secretary

April 4, 2011

HIGHER ONE HOLDINGS, INC.

25 Science Park

New Haven, Connecticut 06511

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

MAY 18, 2011

The Board of Directors of Higher One Holdings, Inc. (the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 18, 2011 at 9:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at 25 Science Park, New Haven, Connecticut. We intend to mail the Notice of Internet Availability of Proxy Materials on or about April 4, 2011 to stockholders of record as of the March 23, 2011 (the “Record Date”). The only voting securities of the Company are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 56,439,366 shares outstanding as of the Record Date. We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote present in person or represented by proxy to hold the Annual Meeting.

In this proxy statement, we refer to Higher One Holdings, Inc. as the “Company,” “Higher One,” “we” or “us” and the Board of Directors as the “Board.” When we refer to the Company’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company’s annual report on Form 10-K for fiscal year 2010, which contains consolidated financial statements for fiscal 2010, is available in the “Investor Relations” section of our website at http://ir.higherone.com/. You also may obtain a copy of the Company’s annual report on Form 10-K for fiscal 2010 without charge, by writing to Investor Relations at the above address.

We are first making this proxy statement and accompanying materials available to stockholders on or about April 5, 2011.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 23, 2011 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 56,439,366 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on March 23, 2011, your shares were registered directly in your name with Higher One’s transfer agent, BNY Mellon Shareholder Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, on the Internet, or, if you received a paper copy of the proxy materials, by mail, as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on March 23, 2011, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote

FOR:

•	The election of three Class I directors to hold office until our 2014 Annual Meeting of Stockholders;

•	The ratification of the selection by the Audit Committee of our Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	The approval of a non-binding advisory proposal on executive compensation; and

THREE YEARS:

•	For the advisory vote on the frequency of future advisory votes on executive compensation.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

For Proposal One, you may either vote “For” the three nominees, “Withhold All” of the nominees or “For All Except” any nominee you specify. For Proposals Two and Three, you may either vote “For” or “Against” each proposal or Abstain.” For Proposal Four, you may vote “One Year,” “Two Years,” “Three Years” or “Abstain.” The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card or the Notice of Internet Availability of Proxy Materials.

•	To vote by telephone if you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. Your executed proxy card will be returned directly to Broadridge for tabulation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 56,439,366 shares outstanding and entitled to vote. Accordingly, 28,219,684 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How are votes counted?

Broadridge will separately count “For,” “Withhold All” or “For All Except” votes with respect to Proposal One, “For” and “Against” votes, abstentions and broker non-votes with respect to Proposals Two and Three and “One Year,” “Two Years,” “Three Years,” abstentions and broker non-votes for Proposal Four. For Proposal One, directors will be elected by a plurality of the votes cast, which means that the three nominees receiving the highest number of “For” votes will be elected. Proposal Four will also be determined by a plurality of the votes cast. To be approved, Proposals Two through Four require the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposals One and Four, because approval of a percentage of shares present or outstanding is not required for this proposal, and with regard to Proposals Two and Three, will have the same effect as an “Against” vote.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. If a broker votes shares that are not voted by its clients for or against a “routine” proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. However, where a proposal is not “routine,” a broker who has received no instructions from its client generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purpose of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal. Proposals One, Three and Four are considered “non-routine” proposals.

Because brokers cannot vote “uninstructed” shares on behalf of their customers for “non-routine” matters, it is important that stockholders vote their shares.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 23, 2011.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

How do I vote via Internet or telephone?

You may vote by proxy via the Internet by following the instructions provided on the proxy card or the Notice of Internet Availability of Proxy Materials. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 17, 2011. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” Proposals One through Three and for “Three Years” on Proposal Four. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Higher One Holdings, Inc., 25 Science Park, New Haven, Connecticut 06511, Attention: General Counsel and Secretary.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 7, 2011 to Higher One Holdings, Inc., 25 Science Park, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. If you wish to submit a proposal to be voted on at next year’s meeting that is not to be included in next year’s proxy materials pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between December 7, 2011 and January 6, 2012. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL ONE

ELECTION OF DIRECTORS

We currently have nine directors. Our Board has determined all of our directors other than Messrs. Hatton, Volchek and Lasater meet the independence requirements of the New York Stock Exchange and the federal securities laws, although Mr. Gross may not meet certain independence requirements for service on our audit and compensation committees. Mr. Volchek, our chief financial officer, is chairman of the Board. We have appointed Mr. Gross as our lead independent director.

Our Board is divided into three classes, denominated as classes I, II and III. Members of each class hold office for staggered three-year terms. At each annual meeting of stockholders beginning in 2011, successors to the directors in the class whose term expires at that annual meeting are elected for a three-year term. Messrs. Volchek, Gross and Cromwell serve as class I directors with their terms expiring at the Annual Meeting. Messrs. Lasater, Kanji and McFadden serve as class II directors with terms expiring at the annual meeting of stockholders to be held in 2012. Messrs. Hatton, Biddelman and Moran serve as class III directors with terms expiring at the annual meeting of stockholders to be held in 2013.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

The following table sets forth, for the class I nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and positions/offices held with the Company:

Name	Age	Title
Dean Hatton	51	President, Chief Executive Officer and Director
Mark Volchek	33	Chairman of the Board of Directors and Chief Financial Officer
Miles Lasater	33	Chief Operations Officer and Director
Paul Biddelman	65	Director
David Cromwell	66	Director
Stewart Gross	51	Director
Shamez Kanji	44	Director
Patrick McFadden	73	Director
Charles Moran	56	Director

Set forth below is certain biographical information for each of these individuals.

Nominees for Election to a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

Mark Volchek is one of our founders and has been our chairman and chief financial officer since 2000 and 2002, respectively. From 2000 to 2002, Mr. Volchek was our chief executive officer. Prior to founding Higher One, Mr. Volchek worked at College Pro, where he most recently held the position of general manager. Mr. Volchek is also a director of innRoad, Inc. He is a founding officer of the Yale Entrepreneurial Society, a not-for-profit organization that promotes entrepreneurship among Yale students, faculty and alumni and served on its board from 1999 to 2010. Since 2007, Mr. Volchek has been the chairman of the board of the Tweed New Haven Airport Authority. Other past civic roles have included positions on the New Haven Economic Development Commission and the Regional Growth Partnership strategic planning committee. Mr. Volchek holds a BA and an MA in economics from Yale University. We believe that Mr. Volchek, having served as our chief executive officer and then chief financial officer over the course of the last 10 years, brings institutional knowledge to the Board, especially in regard to our finances, and therefore should serve on our Board.

David Cromwell has been a director of Higher One since 2001. Mr. Cromwell has been an adjunct professor of entrepreneurship at the Yale School of Management since 1996. Prior to that, he worked for 30 years in various positions at JPMorgan & Company in New York and London. From 2000 to 2009, Mr. Cromwell was chairman of the board and co-founder of CE University, Inc., an online provider of continuing education for insurance professionals. He helped found and serves as a faculty advisor to one of our early investors, Sachem Ventures, a student-run venture capital fund at the Yale School of Management. Mr. Cromwell has served as an advisor to numerous venture-backed and growth companies in Connecticut. Mr. Cromwell holds a BA in Economics from Ohio Wesleyan University and an MBA from New York University, Stern School of Business. We believe that Mr. Cromwell should serve on our Board as he brings to it substantial experience as an advisor to high-growth companies such as ours.

Stewart Gross has been a director of Higher One since 2008. Mr. Gross is a managing director and member of the investment committee of one of our investors, Lightyear Capital, a private equity firm. Prior to joining Lightyear Capital in 2005, Mr. Gross spent 17 years at Warburg Pincus, where he was a managing director and member of the executive management group. Mr. Gross is currently a director of Flagstone Reinsurance Holdings Limited, Antares Holdings Limited, Cetera Financial Group and Argus Software, Inc., a trustee of Boys & Girls Harbor and the chairman of Civic Capital Corporation, an affiliate of the NYC Investment Fund. He was previously a trustee of the Mt. Sinai Children’s Center Foundation. Mr. Gross holds an AB in Government from Harvard University and an MBA from Columbia Business School. The knowledge and skills Mr. Gross has acquired as an investor in, and director of, public and private companies focused on financial services and financial technology makes him a valuable source with respect to regulatory and other issues specific to such companies, leading us to conclude that he should serve on our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

Directors Continuing in Office until the 2012 Annual Meeting of Stockholders

Miles Lasater is one of our founders and has been our chief operations officer since 2000. Prior to founding Higher One, Mr. Lasater was a member of the invention team at Walker Digital, where he worked on intellectual property for companies such as Priceline and Retail DNA. Mr. Lasater serves on the board of Yale New Haven Hospital. Mr. Lasater has been a board member of the New Haven Port Authority, Chairman of SeeClickFix, a software-as-a-service company that provides a platform for governments and citizens to interact, and a member of Yale University’s Advisory Committee on Investor Responsibility. Mr. Lasater has been a founding officer and board member of both the Yale Entrepreneurial Society and the Yale Entrepreneurial Institute since 1999 and 2008, respectively. Both are organizations at Yale University that promote entrepreneurship among Yale students, faculty and alumni. Mr. Lasater holds a BA in computer science from Yale University. Having served as our chief operations officer over the past 10 years, Mr. Lasater is involved with every aspect of our business, including our marketing strategies and operations, and therefore we believe should serve on our Board.

Shamez Kanji has been a director of Higher One since 2003. Since 2000, Mr. Kanji has been a general partner of one of our investors, North Hill Ventures, a venture capital fund. He is currently a director of Metatomix, Inc., Interactions Corporation and the Doug Flutie Jr. Foundation for Autism. From 2004 to 2006, Mr. Kanji served as a director of eCredit, Inc. Mr. Kanji holds a BA in Social Studies from Harvard University and an MBA from Harvard Business School. We believe Mr. Kanji should serve on our Board because of his substantial experience as an investor and director in financial services and financial technology companies such as ours and skill in evaluating financial results.

Patrick McFadden has been a director of Higher One since 2008. From 1987 to 2010, Mr. McFadden was the non-executive chairman and director of UIL Holdings Corporation and the United Illuminating Company, a regional utility company. Mr. McFadden has also been a director of Godspeed Opera in Haddam, Connecticut since 2007 and a director and the vice-chairman of the Yale-New Haven Health Services Corporation since 1984. Previously, Mr. McFadden served as a director of Citizen’s Bank of Connecticut in New Haven and the South Central Connecticut Regional Water Authority. Mr. McFadden has also held executive positions at the Bank of New Haven, which was sold to Citizens Bank of Connecticut, the Connecticut National Bank and First National Bank. Mr. McFadden holds a BS in management from the University of Notre Dame and a graduate degree from the Stonier Graduate School of Banking. We believe that Mr. McFadden should serve on our Board due to the experience in executive management, corporate governance and risk management he has acquired through his service as an executive at numerous financial institutions and as the chairman of a public company.

Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

Dean Hatton has been our president, chief executive officer and director since March 2002. From 2001 to 2002, Mr. Hatton was president and chief executive officer of Yclip, Inc., a direct marketing promotion company that was sold to First Data Corporation. From 1999 to 2001, Mr. Hatton was executive vice president and chief operations officer of Carlson Wagonlit Travel, a corporate travel and expense management company, and from

1997 to 1999, he was senior vice president at Citigroup, where he was chief executive officer of Travelers Property Casualty Direct Response. Mr. Hatton is also a director of Higher One, Inc. Mr. Hatton holds a BA in Economics from Franklin and Marshall College and a graduate degree in bank management from the Stonier Graduate School of Banking. As a result of his service as our president and chief executive officer for over 9 years, we believe Mr. Hatton provides the Board with a deep understanding of all aspects of our business, and therefore should serve on our Board.

Paul Biddelman has been a director of Higher One since 2002. Mr. Biddelman has been president of Hanseatic Corporation, a private investment company and the manager of our investor, Hanseatic Americas LDC, since 1997, where he has primary investment responsibilities. He is also a director of SystemOne Technologies, Inc. Mr. Biddelman served as a director of Celadon Group, Inc. from 1992 to 2006, Insituform Technologies, Inc. from 1988 to 2005, Six Flags, Inc. from 1992 to 2006, Star Gas LP from 1999 to 2006, ApplyYourself, Inc. from 2001 to 2007, DocuSys, Inc. from 2001 to 2009 and Passlogix, Inc. from 2000 to 2009. Mr. Biddelman is also currently the chairman of the Lehigh University College of Arts & Sciences Dean’s Advisory Board. Mr. Biddelman holds a BS from Lehigh University, a JD from Columbia Law School and an MBA from Harvard Business School. We believe that Mr. Biddelman’s service on the boards of numerous public companies has provided him with valuable experience and insight into the issues faced by such companies which, together with the deep knowledge of our company derived from his long-standing relationship with us, leads us to believe he should serve on our Board.

Charles Moran has been a director of Higher One since 2009. Mr. Moran is the founder of SkillSoft PLC where since 1998 he has held various positions, including member of the board of directors, president, chief executive officer and, since November 2006, chairman of the board. SkillSoft PLC is a leading software-as-a-service provider of on demand e-learning and performance solutions for global enterprises, government, educational institutions and small-to-medium size businesses. Mr. Moran holds a BS in General Management from Boston College and an MBA from Suffolk University. We believe Mr. Moran is qualified to serve on our Board because of the skills and experience he has gained in his role as chairman and chief executive officer of a leading, formerly publicly traded technology company.

Executive Officers

The following is biographical information for our executive officers not discussed above.

Name	Age	Title
Casey McGuane	36	Chief Service Officer
Robert Reach	54	Chief Sales Officer

Casey McGuane has been our chief service officer since January 2009. From 2005 to 2008, Mr. McGuane was our senior vice president of client operations and, from 2000 to 2005, he was our vice president of client operations. Prior to joining Higher One in 2000, Mr. McGuane was a business manager for SPS, Inc., where he managed sales and operations in his region for commercial contracting projects. Since July 2009, Mr. McGuane has served as a member of the board of the Connecticut Association of Human Services, a not-for-profit organization in Hartford, Connecticut. Mr. McGuane holds a BA in psychology from the University of Rhode Island.

Robert Reach has been our chief sales officer since 2009 and our vice president of sales from 2004 to 2009. From 1985 to 1990, Mr. Reach was the branch manager and national sales manager in the Financial Services Group for CompuServe and, from 1990 to 1995, he was the national sales manager in Lotus Development Corporations’ One Source division. He also served as the vice president of sales for Metatec Corporation from 1995 to 1997. Additionally, from 2000 to 2001, Mr. Reach served as director of partner relations for HNC Software, an industry leader in credit card fraud prevention and analytic software. Mr. Reach holds a BA in English from Franklin and Marshall College.

Committees of the Board of Directors

Our Board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an audit committee, a compensation committee and a nominating and corporate governance committee. The Board will also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of incorporation and bylaws.

Audit Committee

The audit committee of our Board, which consists of Messrs. McFadden (chair), Biddelman and Kanji, assists our Board in overseeing the preparation of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. Mr. McFadden qualifies as an “audit committee financial expert” as such term is defined in the regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act. All of the members of the audit committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. A copy of the audit committee charter is available on the Company’s website at http://ir.higherone.com/.

Compensation Committee

The compensation committee of our Board consists of Messrs. Biddelman (chair), Cromwell and Kanji. All of the members of the compensation committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. A copy of the compensation committee charter is available on the Company’s website at http://ir.higherone.com/. The compensation committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The compensation committee reviewed the Compensation Discussion and Analysis and recommended its inclusion in our 10-K and proxy statement.

Nominating and Governance Committee

The nominating and governance committee consists of Messrs. Gross (chair), Cromwell and Moran. All of the members of the nominating and governance committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. A copy of the nominating and governance committee charter is available on the Company’s website at http://ir.higherone.com/.

The nominating and governance committee assists our Board in implementing sound corporate governance principles and practices. Our nominating and governance committee identifies individuals qualified to become board members and recommends to our Board of directors the director nominees for the next annual meeting of shareholders. It also reviews the qualifications and independence of the members of our Board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board.

We have no formal policy regarding Board diversity. Our nominating and governance committee and Board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Our nominating and governance committee’s and Board’s priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and, the person’s strength of character and judgment, professional and personal experiences and expertise relevant to our growth strategy.

The nominating and governance committee reviews the qualifications of any candidate recommended by shareholders of the Company when seeking to fill positions on the Board. As a shareholder, you may recommend a person for consideration as a nominee for director by writing to the nominating and governance committee of the Board, c/o Higher One Holdings, Inc., 25 Science Park, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. Recommendations must include the name and address of the shareholder making the recommendation, a representation setting forth the number of shares of our common stock beneficially owned by the recommending shareholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the nominating and governance committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending shareholder and each nominee and any other person concerning the nomination. The evaluation process for nominees recommended by stockholders is the same as for candidates recommended by any other source.

Board Leadership Structure

The Company is focused on its corporate governance practices and values independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. Mr. Volchek, chief financial officer and a co-founder of the Company, serves as chairman of the Board. The Board believes that this leadership structure is appropriate given that the size of the Board permits regular communication among all of the independent directors, and between the independent directors and the Company’s senior management. The Company also has a lead independent director, Mr. Gross, who acts as the principal interface between the Company’s independent directors and senior management. Our Board believes that the current Board leadership structure is best for the Company and its stockholders at this time.

Role of the Board of Directors in Risk Oversight

The primary function of our Board is oversight, which includes defining and enforcing standards of accountability that enable senior management to execute their responsibilities fully and in the interests of shareholders. Consistent with that function, the following are the primary responsibilities of the Board: reviewing the Company’s strategic plans and objectives, including, among other considerations, the principal risk exposures of the Company; evaluating the performance of the Company and its senior management, which includes (i) overseeing the conduct of the Company’s business to evaluate whether it is being effectively managed; and (ii) selecting, regularly evaluating and planning for the succession of the chief executive officer and other members of senior management as the Board deems appropriate, including fixing the compensation of such individuals; providing advice and counsel to the chief executive officer and other senior management of the Company; overseeing compliance by the Company with applicable laws and regulations; monitoring the Company’s accounting and financial reporting practices and reviewing the Company’s financial and other controls; and overseeing management with a goal of ensuring that the assets of the Company are safeguarded through the maintenance of appropriate accounting, financial and other controls.

The audit committee, which is comprised solely of independent directors, assists the Board in fulfilling its oversight responsibilities relating to (i) the integrity of the Company’s financial statements internal control system (including the implementation and effectiveness of internal control over financial reporting); (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements; (v) the implementation and effectiveness of the Company’s disclosure controls and procedures; (vi) the evaluation of enterprise risk issues; and (vii) the fulfillment of the other responsibilities set out in the audit committee’s charter.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements included within the annual report with management. The audit committee has discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61 as amended. The audit committee has received the written disclosures and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on the foregoing review and discussion, the audit committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K.

Patrick McFadden

Paul Biddelman

Shamez Kanji

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met nine (9) times during the last fiscal year. The audit committee of the Board met six (6) times and the compensation committee of the Board met three (3) times during the last fiscal year. The nominating and corporate governance committee of the Board, having been formed only after the Company’s initial public offering on June 17, 2010, held no meetings during the last fiscal year. During 2010, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served.

We encourage all of our directors and nominees for director to attend our Annual Meeting of stockholders. This will be our first annual meeting of stockholders as a public company.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to Higher One Holdings, Inc., 25 Science Park, New Haven, Connecticut 06511, Attention: General Counsel and Secretary. The Company’s General Counsel and Secretary will forward the communication to the Board members.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The audit committee of our Board has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and is seeking ratification of such selection by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for fiscal years 2010 and 2009 and the aggregate fees paid or accrued for audit-related services and all other services rendered by PricewaterhouseCoopers LLP for fiscal years 2010 and 2009 (in thousands of dollars).

	Fiscal Year 2010	Fiscal Year 2009
Audit fees	$1,273	$248
Audit-related fees	18	17
Tax fees	85	53
All other fees	2	—

Total	$1,378	$318

The category of “Audit fees” includes fees for our annual audit, quarterly reviews and services rendered in connection with regulatory filings with the SEC, such as the issuance of comfort letters and consents related to our initial public offering in 2010.

The category of “Audit-related fees” includes a United States Department of Education compliance audit.

The category of “Tax fees” includes fees for tax compliance, tax advice and tax planning services.

The category of “All other fees” includes the licensing of accounting and finance research technology owned by PricewaterhouseCoopers LLP.

All above audit services, audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of all services performed by the outside auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth information as of March 15, 2011 (unless otherwise indicated) regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors and each director nominee; and

•	all of the executive officers, directors and each director nominee as a group.

“Beneficial ownership” for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. The information does not necessarily indicate beneficial ownership for any other purpose, including economic interest. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. For purposes of the calculations in the table below, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person which may be exercised within 60 days after March 15, 2011. For purposes of calculating each person’s percentage ownership, shares of common stock issuable pursuant to stock options exercisable within 60 days after March 15, 2011 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Applicable percentage ownership prior to this offering is based on 56,439,366 shares of common stock outstanding on March 15, 2011.

	Shares of Common Stock Beneficially Owned as of March 15, 2011
Name and Address of Beneficial Owner(1)	Number(2)		Percentage
5% Stockholders
Lightyear Capital	14,000,045	(3)	24.8%
Club Circle Partners	3,403,624	(4)	6.0%
Capital One Financial Corporation	3,107,029	(5)	5.5%
Kevin Jones	2,958,860	(6)	5.2%
All 5% stockholders as a group (4 persons)	23,469,558	(3)(4)(5)(6)	41.6%
Executive Officers and Directors
Dean Hatton	1,946,998	(7)	3.4%
Mark Volchek	2,594,113	(8)	4.6%
Miles Lasater	2,594,113	(9)	4.6%
Casey McGuane	478,671	(10)	*
Robert Reach	179,912	(11)	*
Paul Biddelman	2,813,925	(12)	5.0%
David Cromwell	655,382	(13)	1.2%
Stewart Gross	14,000,045	(3)	24.8%
Shamez Kanji	228,782	(14)	*
Patrick McFadden	127,550	(15)	*
Charles Moran	206,750	(16)	*
All executive officers and directors as a group (11 persons)	25,826,241	(3)(7)(8)	42.9%
		(9)(10)(11) (12)(13)(14)(15)(16)

*	Less than one percent (1%)
(1)	The addresses for the listed beneficial owners are as follows: for Lightyear Capital, 375 Park Avenue, Floor 11, New York, New York, 10152; for Club Circle Partners, 780 N. Water Street, Milwaukee, Wisconsin 53202; for Capital One Financial Corporation, 1680 Capital One Drive, McLean, Virginia, 22102; for Kevin Jones, c/o Evisions, 752 Rodeo Circle, Orange, California 92869; and for each director and executive officer, c/o Higher One Holdings, Inc., 25 Science Park, New Haven, Connecticut 06511.
(2)	Includes options held by each shareholder, if any, that are currently exercisable or will become exercisable within 60 days of March 15, 2011.
(3)

Includes (i) 13,908,128 shares of common stock held by Lightyear Fund II, (ii) 71,917 shares of common stock held by Lightyear Co-Invest II, (iii) 10,000 options to purchase common stock held by Lightyear

Capital II, LLC (“Lightyear Capital II”), and (iv) 10,000 options to purchase common stock held by Stewart Gross. As the sole general partner of Lightyear Fund II, Lightyear Fund II GP possesses the power to direct the voting and disposition of the shares owned by Lightyear Fund II. As the general partner of Lightyear Fund II GP and Lightyear Co-Invest II, Lightyear Fund II GP Holdings may also be deemed to share voting and/or dispositive power over such securities. As the managing member of Lightyear Fund II GP Holdings, Marron & Associates may also be deemed to share voting and/or dispositive power over such securities. As the sole member of Marron & Associates, Chestnut Venture Holdings may also be deemed to share voting and/or dispositive power over such securities. As the managing member of Chestnut Venture Holdings, Mr. Donald B. Marron may also be deemed to share voting and/or dispositive power over such securities. However, Mr. Donald B. Marron disclaims beneficial ownership of the shares held by Lightyear Fund II and Lightyear Co-Invest, except to the extent of his pecuniary interest in such shares. Additionally, 30,000 options to purchase common stock are held directly by Lightyear Capital II. 10,000 of these options to purchase common stock became exercisable as of December 4, 2010. As the sole member of Lightyear Capital II, Lightyear Capital, LLC (“Lightyear Capital”) may be deemed to share voting and/or dispositive power over the securities held by Lightyear Capital II. As the managing member of Lightyear Capital, Mr. Donald B. Marron may be deemed to share voting and/or dispositive power over the securities held by Lightyear Capital. However, Mr. Donald B. Marron disclaims beneficial ownership of the shares held by Lightyear Capital II and Lightyear Capital, except to the extent of his pecuniary interest in such shares. Mr. Donald B. Marron does not directly own securities of our securities.

(4)	Henry G. “Gus” Fuldner, a partner and the manager of Club Circle Partners, holds sole voting and dispositive power over the securities held by Club Circle Partners. Mr. Fuldner disclaims beneficial ownership of the securities held by Club Circle Partners, except to the extent of his pecuniary interest therein. Mr. Fuldner has observer rights on the board.
(5)	Includes (i) 4,183 shares of common stock held by Capital One Financial Corporation, (ii) 1,551,423 shares of common stock held by Capital One Bank (USA), National Association, and (iii) 1,551,423 shares of common stock held by Capital One NA LIHTC, Inc. Capital One Bank (USA), National Association is a direct, wholly-owned subsidiary of Capital One Financial Corporation. Capital One NA LIHTC, Inc. is an indirect, wholly-owned subsidiary of Capital One Financial Corporation. As a result of its ownership, directly or indirectly, of the stock of Capital One Bank (USA), National Association and Capital One NA LIHTC, Inc., Capital One Financial Corporation may be deemed to control each of those entities and may therefore be deemed to be the beneficial owner of the shares they hold.
(6)	Includes 2,958,860 shares held in escrow and subject to our right to repurchase under certain conditions as set forth in an intellectual property purchase agreement between Kevin Jones and the company. See “Certain Relationships and Related Transactions—EduCard Transaction.”
(7)	Includes 15,471 shares of common stock held by Dean Hatton, 300,000 shares of common stock held by The Dean W. Hatton Grantor Retained Annuity Trust and 1,631,527 options to purchase common stock exercisable within 60 days after March 15, 2011 held by Dean Hatton. Mr. Hatton may be deemed to be the beneficial owner of shares owned by The Dean W. Hatton Grantor Retained Annuity Trust.
(8)	Includes 2,051,926 shares of common stock and 542,187 options to purchase common stock exercisable within 60 days after March 15, 2011.
(9)	Includes 1,798,938 shares of common stock held by Miles Lasater, 252,988 shares of common stock held by the Miles Hanson Lasater 2009 GRAT and 542,187 options to purchase common stock exercisable within 60 days after March 15, 2011 held by Miles Lasater. Miles Lasater is married to Glyn Elizabeth Lasater, who is the trustee of the Miles Hanson Lasater 2009 GRAT. Mr. Lasater may be deemed to be the beneficial owner of shares owned by the Miles Hanson Lasater 2009 GRAT. Mr. Lasater disclaims beneficial ownership of any securities owned by the Miles Hanson Lasater 2009 GRAT, except to the extent of his pecuniary interest therein.
(10)	Includes 8,610 shares of common stock and 470,061 options to purchase common stock exercisable within 60 days after March 15, 2011.
(11)	Includes 1,299 shares of common stock and 178,613 options to purchase common stock exercisable within 60 days after March 15, 2011.

(12)	Includes 2,765,125 shares held by Hanseatic Americas LDC and 48,800 options to purchase common stock exercisable within 60 days after March 15, 2011 held by Paul Biddelman. Paul Biddelman is president of Hanseatic Corporation, the manager of Hanseatic Americas LDC, and president of Hanseatic Americas LDC. Mr. Biddelman and Wolfgang Traber share voting and/or dispositive power over the securities held by Hanseatic Americas LDC. Mr. Biddelman may be deemed to be the beneficial owner of shares owned by Hanseatic Americas LDC. Note that percentage rounds up to 5.0 percent.
(13)	Includes 606,582 shares of common stock, 28,800 options to purchase common stock exercisable within 60 days after March 15, 2011 held by Sachem Ventures, LLC, and 20,000 options to purchase common stock exercisable within 60 days after March 15, 2011 held by David Cromwell. David Cromwell is the president of Hillhouse Advisors, Inc., which is the Managing Member of Sachem Ventures, LLC, and Mr. Cromwell controls the voting of shares held by Sachem Ventures, LLC. Mr. Cromwell may be deemed to be the beneficial owner of shares owned by Sachem Ventures, LLC. Mr. Cromwell disclaims beneficial ownership of any securities owned by Sachem Ventures, LLC.
(14)	Includes (i) 179,982 shares of common stock held by Shamez Kanji, (ii) 10,000 options to purchase common stock held by Shamez Kanji, and (iii) 38,800 options to purchase common stock held by North Hill Ventures II, L.P. North Hill Ventures GP II, LLC is the general partner and manages North Hill Ventures II, L.P. Shamez Kanji is a managing member of North Hill Ventures GP II, LLC and shares voting and/or dispositive rights power over the securities held by North Hill Ventures II, L.P. Mr. Kanji may be deemed to be the beneficial owner of shares owned by North Hill Ventures II, L.P.
(15)	Includes 127,550 options to purchase common stock exercisable within 60 days after March 15, 2011.
(16)	Includes 142,998 shares of common stock and 63,752 options to purchase common stock exercisable within 60 days after March 15, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that during the year ended December 31, 2010 all Section 16(a) filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by our “named executive officers,” who consist of our principal executive officer, our principal financial officer, and the three other most highly compensated executive officers. For fiscal year 2010, our named executive officers were:

•	Dean Hatton, President and Chief Executive Officer

•	Mark Volchek, Chief Financial Officer

•	Miles Lasater, Chief Operations Officer

•	Casey McGuane, Chief Service Officer

•	Robert Reach, Chief Sales Officer

Compensation Philosophy and Objectives

Our compensation philosophy, objectives and structures have been very much informed by the history of our Company. Messrs. Volchek and Lasater are founders of the Company and Mr. Hatton has been with the Company as president and chief executive officer since 2002. Our compensation program reflects the fact that our executive officers have long operated as a team with the shared goal of strengthening and expanding the Company. It has also reflected the fact that our executive officers have been deeply involved in all aspects of our business and work together with the Company’s employees at every level. Historically, our compensation philosophy has been to provide a base salary that was competitive among comparable venture-backed companies but to focus primarily on rewarding positive performance that encouraged our executive officers to grow the Company. As a result, our executive compensation program emphasized incentive compensation over guaranteed base salaries. We have offered a mix of short-term and long-term incentives consisting of cash bonuses and stock options (and in 2009, restricted stock) respectively, in order to motivate achievement of the Company’s annual business plan and creation of long-term stockholder value. Our executives have historically shared an annual cash bonus pool based on Company performance. They have also received equity awards along with substantially all other employees. Our executive officers have received no benefits or perquisites in addition to those offered to all employees of the Company.

We believe that our compensation program should remain focused on the essentials necessary to retain and reward our experienced executives and to attract others to the Company as needed. However, while our basic philosophy and objectives remain unchanged, we recognize that we are now at a different stage in our Company’s development and in a different market for executive talent. As a result, as described further below, in 2010 we re-evaluated our executive compensation program and decided to adjust the balance between its component parts.

Role of the Compensation Committee

The compensation committee has the responsibility of evaluating, reviewing and approving the compensation plans, policies and programs of the Company, and ensuring that such plans, policies and programs provide appropriate incentives to recruit, motivate and retain employees.

The compensation committee has meets at least one time per year, normally in December but most recently in January 2011, in order to review the compensation from the prior year and set its compensation policy for the coming year. During that meeting, the compensation committee has historically reviewed and approved (or recommended for approval by the board) the compensation of executive officers, including base salary, annual incentive bonus and equity compensation.

At its annual meeting, the committee has conferred with our chief executive officer to establish annual goals for him and the other executive officers. The chief executive officer discusses the specific accomplishments of the management team during the prior year, as well as the team’s business development plans for the upcoming year, which the committee uses to help it set the annual targets for the executive officers’ bonus opportunities. The chief executive officer also provides relevant information to the committee regarding specific challenges or opportunities facing the management team in the upcoming year, such as changes in the Company’s business development plan, anticipated hiring of new employees and retention of current employees, and exploration of new avenues of business growth. The committee also meets in executive session without the presence of executive officers in order to evaluate the officers’ performance with respect to the goals set by the committee, market compensation data, and our performance and shareholder return during the year.

In preparation for the initial public offering, the compensation committee engaged Steven Hall & Partners as its independent compensation consultant in January 2010. Steven Hall & Partners assisted the committee in examining our compensation levels and structures in the context of other similar public companies and in designing programs that will properly compensate and motivate the executive team in light of the Company’s changed circumstances. Before engaging Steven Hall & Partners, the committee did not consult a compensation consultant when determining compensation for our executive officers.

Steven Hall & Partners does not have any relationship or arrangement with the Company other than its engagement as a consultant to the compensation committee.

Compensation Benchmarking and Peer Group

One basis for determining the structure of the Company’s compensation program and establishing target compensation levels for the Company’s named executive officers prior to our initial public offering was the analysis of compensation packages offered to similarly situated executive officers of publicly-held peer group companies. As part of its engagement in 2010, the compensation committee directed Steven Hall & Partners to develop a comparative group of companies and to perform analyses of executive compensation levels and designs in that group. The comparative information provided by Steven Hall & Partners was obtained from publicly filed reports of each company in the comparative peer group, as well as from nationally recognized compensation surveys.

Steven Hall & Partners identified business services, financial transaction and/or technology companies with total revenues within a range of 50% to 400% of the Company’s projected revenues for 2010 and then narrowed the group down based upon business description. The list was further refined through a review of 1-year revenue growth, 3-year revenue growth, adjusted EBITDA, net income and market cap with the final group’s average figures approximately 57%, 63%, 110%, 37% and 82% of the Company’s projected 2010 figures, respectively. The peer group identified in the report created by Steven Hall & Partners consisted of the following companies:

• ACI Worldwide	• Bottomline Technologies, Inc.	• Online Resources Corporation

• ArcSight, Inc	• Concur Technologies, Inc.	• Riskmetrics Group Inc.

• athenahealth, Inc.	• CyberSource Corporation	• SolarWinds, Inc.

• Blackbaud, Inc.	• Ebix, Inc.	• Wright Express Corporation

• Blackboard Inc.	• NetSuite Inc.

Steven Hall & Partners ultimately developed recommendations for 2010 compensation that were presented to the compensation committee for its consideration, as discussed below.

Elements of Compensation

Our executive compensation program for 2010, as set by the compensation committee consisted of the following components:

•	Base salary;

•	Annual cash incentive awards linked to Company performance;

•	Periodic grants of long-term equity-based compensation, such as stock options and restricted stock; and

•	Company-wide employee welfare and retirement benefits.

Base Salary

We pay an annual base salary to our executive officers in order to provide them with a fixed rate of cash compensation during the year. The compensation committee historically has conducted an annual review of each executive officer’s salary, and considered whether the amount of that salary is appropriate. In making this determination, the committee has taken into consideration the salary paid at other similar companies, based on the committee members’ collective experience with companies in similar stages of development and certain surveys brought to the committee’s attention by its members, but has not relied upon any formal benchmarking process. The committee also has considered the executive’s responsibilities, prior performance and other discretionary factors, such as the executive’s business planning and development, identification of areas for Company growth, management style and effectiveness, ability to motivate and set appropriate goals for the Company’s workforce, ability to cultivate and retain a productive workforce, and ability to work effectively with outside professionals and consultants.

Steven Hall & Partners’ peer group data indicated that the overall cash and equity compensation paid to our named executive officers was, on average, less than that paid by the peer group companies, and our named executive officers received a much lower percentage of their total compensation as base salary. For fiscal year 2009, our named executive officers’ base salaries compared to executives in our peer group in the same or similar position was as follows: Mr. Hatton’s salary was 18% below median; Mr. Volchek’s salary was 49% below median; Mr. Lasater’s salary was 49% below median; Mr. McGuane’s salary was 15% below median; and Mr. Reach’s salary was 29% below median. In order to offer a mix of compensation that is more in line with market practice in our peer group, the compensation committee approved increases in base salary for each of our named executive officers for fiscal year 2010. Mr. Hatton’s salary increased from $285,000 to $375,000; Mr. Volchek’s salary increased from $175,000 to $275,000; Mr. Lasater’s salary increased from $175,000 to $275,000; Mr. McGuane’s salary increased from $165,000 to $200,000; Mr. Reach’s salary increased from $155,000 to $200,000. The increased salary levels of Messrs. Hatton, Volchek and Lasater in the aggregate are at the median of the peer group. We believe that this combined analysis reflects the team attitude of our top executives and the fact that Messrs. Volchek and Lasater have responsibilities that exceed peer group executives holding the same titles because, as discussed above, many of the responsibilities and duties traditionally carried out by a chief executive officer are shared among Messrs. Hatton, Volchek and Lasater. As two of the original founders of the Company, Messrs. Volchek and Lasater are involved in all of the Company’s key decisions, and Messrs. Hatton, Volchek and Lasater typically work together in developing the Company’s business plan, strategy and goals. Additionally, Mr. Volchek serves as chairman of the board.

Annual Bonus

We pay our executive officers an annual bonus as an incentive to achieve the short-term goals of the Company as reflected in its annual business plan. All of our named executive officers are eligible to receive an annual cash bonus based on the achievement of certain pre-determined targets set by the compensation committee at its annual meeting. The compensation committee establishes the aggregate amount of the target bonus pool, which is shared among the executive officers at percentages also pre-determined by the compensation committee.

At its meetings on February 9, 2010 and February 22, 2010, the compensation committee determined that the target bonus pool for 2010 would be established at $1,075,000 which is equal to the sum of 100% of the base salaries of Messrs. Hatton, Volchek and Lasater, 60% of the base salary of Mr. McGuane, and 15% of the base salary of Mr. Reach. The maximum bonus pool which may be earned is $2,150,000. The measures, targets and weightings were set as follows: revenues (25%), adjusted EBITDA (50%), and management objectives (25%). The 2010 management objectives include (i) maintaining or improving our employee survey scores and keeping employee (other than customer service representatives) turnover below 10%, (ii) client retention, including maintaining a retention rate of 98% or higher, (iii) promoting efficient growth based on cost management and establishing efficiency initiatives, (iv) expanding product opportunities through internal development or acquisition, (v) completion of our initial public offering and (vi) establishing a robust investor relations program.

For each performance measure, if actual performance does not meet the threshold for such performance measure, no amount will be earned in respect of such measure. To the extent actual performance exceeds the threshold, the portion of the target bonus pool attributable to such performance measure (based upon the weighting given to such measure) will be determined by extrapolation between threshold and target levels and target and maximum levels, respectively. The final bonus pool and individual bonuses are subject to adjustment at the discretion of the compensation committee.

The compensation committee determined that the 2010 bonus pool would be shared in the following percentages:

Dean Hatton	35%
Mark Volchek	25%
Miles Lasater	25%
Casey McGuane	12%
Robert Reach	3%

With respect to Mr. Reach, in 2010, we have two sales commission plans, the Higher One, Inc. Sales Commission Plan 2010 and the Higher One® CASHNet® Suite 2010 Business Development Commission Plan. Under the Higher One, Inc. Sales Commission Plan 2010 commissions may be earned for contributing materially to the sale of CASHNet® modules to a school that is not already a CASHNet customer. Under the Higher One CASHNet Suite 2010 Business Development Commission Plan, commissions may be earned for: (i) subscription and deployment of CASHNet suite contracts and (ii) new OneDisburse® contracts, based on the number of undergraduate students in attendance at the institution.

The compensation committee, during its meeting on January 11, 2011, recommended that the 2010 bonus pool be awarded at $2,084,305, slightly less than the maximum pool under the criteria established and based on achieving all management objectives, exceeding the adjusted EBITDA maximum target and falling slightly short of the revenue maximum target.

The Company adopted a new annual incentive plan, the Short Term Incentive Plan, on March 26, 2010 for its executive officers. The Short Term Incentive Plan is intended to provide for payments of executive compensation that qualify as performance-based compensation under Section 162(m). If the plan qualifies under Section 162(m), amounts paid to named executive officers would be deductible by us, even if those amounts exceed the $1 million limit imposed on deductible compensation under Section 162(m). To qualify under Section 162(m), the material terms of the plan and the performance formula must be disclosed to, and approved by, stockholders. Bonuses will be granted under the Short Term Incentive Plan commencing in fiscal year 2011. Currently the compensation committee envisions operating the Short Term Incentive Plan consistent with historical bonus practices for our named executive officers.

Equity-Based Compensation

Our compensation committee believes that equity-based compensation is an important component of our executive compensation program, and that providing equity-based awards to our named executive officers aligns the incentives of our executives with the long-term interests of our shareholders and with our long-term corporate success and provides our executives with a powerful retention incentive.

Generally, each executive officer has received a stock option grant when he or she joined the Company, and has then received periodic awards thereafter in the discretion of the compensation committee and board, although the timing of these awards was not made according to an established policy. Until 2010, awards were made under the 2000 Stock Option Plan with varying vesting schedules ranging from one to five years, as set out in the respective stock option agreements. Stock option grants have typically been split between incentive stock options (within the meaning of Section 422 of the Code) and nonqualified stock options.

The 2000 Stock Option Plan terminated by its terms in April 2010. The Company adopted the 2010 Equity Incentive Plan on March 26, 2010. The aggregate number of shares available under the 2010 Equity Incentive Plan is 4,860,000 shares. The 2010 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. Directors, officers and other employees of the Company and its subsidiaries and affiliates, as well as their independent contractors, will be eligible for grants under the 2010 Equity Incentive Plan. The purpose of the 2010 Equity Incentive Plan is to provide incentives and rewards that will encourage officers, directors, employees and independent contractors to continue in the service of the Company by providing them with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

No grants of stock options were made to our named executive officers in 2010 due to the large grants made to executive officers and other employees in 2008 in connection with the Company’s recapitalization. In February 2011, the compensation committee granted stock options under the 2010 Equity Incentive Plan to our named executive officers. Messrs. Hatton, Volchek and Lasater each received 50,000 stock options and Messrs. McGuane and Reach each received 25,000 stock options. The stock options awarded in February 2011 have an exercise price of $18.05, vest over five years beginning on the first anniversary of the grant date and have a term of ten years.

Employee Welfare and Retirement Benefits.

We provide the following benefits to our executive officers on the same basis as all other eligible employees of the Company:

•	Health insurance;

•	Vacation, personal holiday and sick days;

•	Life insurance;

•	Short-term and long-term disability insurance; and

•	401(k) plan with Company matching contributions of 4%.

We believe these benefits are generally consistent with those offered by our peer group companies.

Policy on Code Section 162(m)

As a private company, prior to the consummation of our initial public offering we were not subject to the limits on deductibility of compensation set forth in Section 162(m) of the Code. Section 162(m) denies publicly-held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their three other most highly compensated executive officers (other than the chief financial officer) employed on the last day of a given year, unless their compensation is based on qualified performance criteria. Subject to certain transition rules that apply to companies that first become publicly held in connection with an initial public offering, to qualify for deductibility, these criteria must be established by a committee of independent directors and approved, as to their material terms, by that company’s stockholders. In future years, we intend to structure our bonus and equity-based incentive programs so that they qualify as performance-based compensation under Section 162(m). However, our compensation committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

Summary Compensation Table

The following table sets forth the compensation paid to or earned during the fiscal years ended December 31, 2010 and 2009, by (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three other most highly compensated executive officers who were serving as executive officers (collectively, the named executive officers or NEOs):

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dean Hatton	2010	375,000		—	—	—	729,507	9,800	1,114,307
President and Chief Executive Officer	2009	285,000		—	163,847	—	548,100	9,800	1,006,747

Mark Volchek	2010	275,000		—	—	—	521,076	9,800	805,876
Chief Financial Officer	2009	175,000		—	117,029	—	391,500	9,800	693,329

Miles Lasater	2010	275,000		—	—	—	521,076	9,800	805,876
Chief Operations Officer	2009	175,000		—	117,029	—	391,500	9,800	693,329

Casey McGuane	2010	200,000		—	—	—	250,117	9,800	459,917
Chief Service Officer	2009	165,000		—	56,182	—	187,920	9,800	418,902

Robert Reach	2010	470,842	(4)	—	—	—	62,529	9,800	543,171
Chief Sales Officer	2009	301,876	(4)	—	14,029	—	46,980	9,800	372,685

(1)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted to our named executive officers. For a description of the assumptions used in determining grant date fair value, see Note 2 to our consolidated financial statements.
(2)	The amounts in this column reflect annual cash bonuses earned by our named executive officers as described in the section “Elements of Compensation—Annual Bonus” above.
(3)	The amount shown for each named executive officer represents Company matching contributions under our 401(k) plan.
(4)	The amount shown for Mr. Reach includes base salary of $155,000 and $200,000 and sales commissions of $146,876 and $270,842 for 2009 and 2010, respectively.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth, for each of the named executive officers, awards granted during fiscal 2010 under our annual cash bonus program.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold($)	Target($)	Maximum($)
Dean Hatton	94,063	376,250	752,500
Mark Volchek	67,188	268,750	537,500
Miles Lasater	67,188	268,750	537,500

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold($)	Target($)	Maximum($)
Casey McGuane	32,250	129,000	258,000
Rob Reach	8,063	32,250	64,500

Outstanding Equity Awards at Fiscal Year End 2010

The following table sets forth, for each of the named executive officers, the equity awards outstanding as of the end of fiscal 2010.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares of Units of Stock that Have Not Vested ($)(3)
Dean Hatton	3/26/2002	984,340	—		0.20	3/25/2012
	3/3/2004	75,000	—		0.29	3/2/2014
	1/17/2006	180,000	—		0.67	1/16/2016
	1/23/2007	75,000	—		1.34	1/22/2017
	12/7/2007	75,000	—		2.67	12/6/2017
	9/25/2008	210,937	164,063	(1)	4.59	9/24/2018
	12/4/2009						11,379	(4)	230,197

Mark Volchek	3/3/2004	75,000	—		0.29	3/2/2014
	1/17/2006	75,000	—		0.67	1/16/2016
	1/23/2007	75,000	—		1.34	1/22/2017
	12/7/2007	75,000	—		2.67	12/6/2017
	9/25/2008	210,937	164,063	(1)	4.59	9/24/2018
	12/4/2009						8,127	(4)	164,409

Miles Lasater	3/3/2004	75,000	—		0.29	3/2/2014
	1/17/2006	75,000	—		0.67	1/16/2016
	1/23/2007	75,000	—		1.34	1/22/2017
	12/7/2007	75,000	—		2.67	12/6/2017
	9/25/2008	210,937	164,063	(1)	4.59	9/24/2018
	12/4/2009						8,127	(4)	164,409

Casey McGuane	9/12/2002	210,124	—		0.20	9/11/2012
	2/10/2005	150,000	—		0.50	2/9/2015
	12/7/2007	54,000	36,000	(2)	2.67	12/6/2017
	9/25/2008	42,187	32,813	(1)	4.59	9/24/2018
	12/4/2009						3,903	(4)	78,958

Rob Reach	10/12/2004	78,926	—		0.32	10/11/2014
	12/7/2007	45,000	30,000	(2)	2.67	12/6/2017
	9/25/2008	42,187	32,813	(1)	4.59	9/24/2018
	12/4/2009						975	(3)	19,724

(1)	This award vests at a rate of 25% on the first anniversary of the grant date, and in thirty-six equal monthly installments over the following three years.
(2)	This award vests over five years in sixty equal monthly installments commencing on the grant date.
(3)	The amounts in this column represent the number of unvested restricted shares outstanding for the named executive officers at fiscal year-end multiplied by the stock price of $20.23 (closing price for a share of our common stock on December 31, 2010).
(4)	This award vests over four years in four equal installments commencing on the first anniversary of the grant date.

For a description of the treatment of outstanding equity awards upon the executive officer’s termination of employment or a change in control of the Company, please see “Potential Payments Upon Termination or Change in Control” below.

Options Exercised and Stock Vested

The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2010, for each of the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dean Hatton	532,760	5,731,050	3,792	78,987
Mark Volchek	—	—	2,709	56,428
Miles Lasater	—	—	2,709	56,428
Casey McGuane	56,126	617,616	1,299	27,058
Rob Reach	26,074	282,642	324	6,749

(1)	Amounts reflect the difference between the exercise price of the stock options and the market price of our common stock at the time of exercise.
(2)	Amounts reflect the market value of our common stock on the day on which the restricted stock vested.

Potential Payments Upon Termination or Change in Control

Our named executive officers are not entitled to any severance payments upon termination of their employment or in connection with a change of control of the Company. Other than as discussed below, under the 2000 Stock Option Plan, upon a termination of employment, all unvested equity awards (and awards where all restrictions have not lapsed) terminate and vested stock options may continue to be exercised within a three-month period (extended to a twelve-month period if terminated due to a “disability” within the meaning of Section 22(e)(3) of the Code or death).

Under the 2000 Stock Option Plan, if in connection with or following a “Change-in-Control” (as defined below), a named executive officer’s employment is terminated by the Company for any reason other than “Cause” (as defined below) or he terminates his employment for “Good Reason” (as defined below), any unvested stock options or shares of restricted stock held by such named executive officer shall vest immediately and be exercisable or transferable, respectively, in accordance with the terms of the 2000 Stock Option Plan. The table below provides an estimate of the value of such accelerated vesting of unvested awards assuming that a Change-in-Control and a qualifying termination of employment occurred on December 31, 2010 and assuming a stock price of $20.23 per share, the closing price of a share of our common stock, on such date. However, the executives’ employment was not terminated on December 31, 2010 under such agreement and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.

Name	Value of Accelerated Stock Option Vesting ($)(1)	Value of Accelerated Restricted Stock Vesting ($)(2)	Total Benefits ($)
Dean Hatton	2,565,945	230,197	2,796,142
Mark Volchek	2,565,945	164,409	2,730,354
Miles Lasater	2,565,945	164,409	2,730,354
Casey McGuane	1,145,355	78,958	1,224,313
Robert Reach	1,039,995	19,724	1,059,719

(1)	The amounts in this column represent for each named executive officer the intrinsic value of the stock options subject to accelerated vesting calculated as the excess of $20.23 per share subject to each outstanding stock option over the applicable per share exercise price set forth in the Outstanding Equity Awards at Fiscal Year End 2010 Table above.
(2)	The amounts in this column represent for each named executive officer the value of the restricted stock subject to accelerated vesting calculated by multiplying the number of unvested shares of restricted stock, as set forth in the Outstanding Equity Awards at Fiscal Year End 2010 Table above, by $20.23 per share.

Under the 2000 Stock Option Plan, “Change-in-Control” is defined as a merger or consolidation of the Company with another entity, or a sale of the Company’s assets or stock in which:

(i)	the shareholders of the Company immediately prior to the transaction own less than 50% of the voting power of the surviving corporation after the transaction, and

(ii)	the price per share of the Company’s common stock in such transaction, as determined in good faith by our board of directors, is at least $1.17, subject to adjustment to reflect stock splits, reverse stock splits, or combinations.

Under the 2000 Stock Option Plan, “Cause” is defined as:

(i)	habitual intoxication,

(ii)	illegal drug use or addiction,

(iii)	conviction of a felony (or plea of guilty or nolo contendere),

(iv)	material failure or inability to perform one’s agreements, duties or obligations as an employee, other than from illness or injury, and

(v)	willful misconduct or negligence in the performance of one’s agreements, duties or obligations as an employee.

In addition, under the 2000 Stock Option Plan, the named executive officer has “Good Reason” to terminate his employment with the Company if:

(i)	his compensation has been materially reduced,

(ii)	his position, duties or responsibilities have been materially reduced,

(iii)	he has been required to move his principal residence because his primary place of employment is moved to a location greater than thirty (30) miles away from its then current location,

(iv)	the Company has not paid to the named executive officer when due any salary, bonus or other material benefit due to him, or

(v)	there exists a breach by the Company of any material provision of any employment agreement between it and the named executive officer, provided, however he shall notify the Company of such event and give it fifteen (15) days to remedy the situation before termination his employment.

We have entered into certain non-competition agreements with our named executive officers. The named executive officers are not entitled to any payment under these agreements.

Director Compensation

The following table sets forth compensation paid to our non-employee directors (or in certain cases to the shareholder which they represent on the board) for service on our board and board committees in fiscal 2010. Directors who are also our employees do not receive additional compensation for their service on our board or board committees.

Name	Fees Earned or Paid in Cash(1)($)	Option Awards ($)(2)	Total ($)
Paul Biddelman	40,900	—	40,900
David Cromwell	29,053	—	29,053
Stewart Gross	28,380	—	28,380
Shamez Kanji	30,918	—	30,918
Patrick McFadden	37,110	—	37,110
Charles Moran	24,361	—	24,361

(1)	In the case of Mr. Cromwell, the fees were paid to Sachem Ventures, LLC, prior to the initial public offering, and in the case of Messrs. Gross and Kanji, all of the fees were paid to Lightyear Capital LLC and North Hill Ventures II, L.P., respectively.
(2)	The following table sets forth, for each of the directors, the equity awards outstanding as of December 31, 2010.

			Option Awards
Name(1)	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date
Paul Biddelman	3/28/2007		28,800	—		1.34	3/27/2017
	12/4/2009		10,000	20,000	(4)	10.80	12/3/2019

David Cromwell	12/4/2009		10,000	20,000	(4)	10.80	12/3/2019

Stewart Gross	12/4/2009	(2)	10,000	20,000	(4)	10.80	12/3/2019

Shamez Kanji	3/28/2007		28,800	—		1.34	3/27/2017
	12/4/2009	(3)	10,000	20,000	(4)	10.80	12/3/2019

Patrick McFadden	11/1/2001		28,800	—		0.14	10/31/2011
	1/27/2009		67,083	37,917	(5)	4.59	1/26/2019
	12/4/2009		10,000	20,000	(4)	10.80	12/3/2019

Charles Moran	1/27/2009		32,082	37,917	(5)	4.59	1/26/2019
	12/4/2009		10,000	20,000	(4)	10.80	12/3/2019

(1)	Our non-employee directors may have entered into agreements with the funds they represent with respect to the economic benefits granted to them.
(2)	This award was granted to Lightyear Capital II, LLC.
(3)	This award was granted to North Hill Ventures II, L.P.
(4)	This award vests at a rate of one-third on each of the first three anniversaries of the grant date.
(5)	This award vests at a rate of one-third on the first anniversary of the grant date, and in 24 equal monthly installments over the following two years.

In addition, on March 28, 2007, an option was granted to Sachem Ventures, LLC on the same terms as the other grants made on such date.

Prior to our initial public offering, non-employee directors of the Company (or in certain cases the shareholder which they represent on the board) were entitled to receive the following compensation:

• board meeting (in person)	$1,000
• board meeting (by telephone)	$750
• committee meeting not held in connection with a board meeting (in person)	$1,000
• committee meeting held in connection with a board meeting (in person)	$500
• committee meeting (by telephone)	$750
• committee chair annual retainer	$5,000

Non-employee directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance.

Following our initial public offering in June 2010, we have paid all of our non-employee directors (or in certain cases the shareholder which they represent on the board) annual retainer fees only, with no additional fees for attendance at board meetings, and intends to make annual equity grants to our non-employee directors under our 2010 Equity Incentive Plan, in each case in the amounts set annually by the compensation committee. Each non-employee director receives an annual cash retainer of $35,000 and annual equity awards valued at $100,000, which may be split between restricted stock and stock options as the Compensation Committee determines at such time. Annual retainers are paid to the chair of each committee of the board of directors as follows: $20,000 for the audit committee chair, $10,000 for the compensation committee chair and $7,500 for the nominating and governance committee chair. Annual retainers are paid to committee members as follows: $10,000 for the audit committee, $5,000 for the compensation committee and $3,750 for the nominating and governance committee. Other than as described above, we do not expect to provide any of our directors with any other compensation or perquisites.

In February 2011, each non-employee director was granted 10,000 stock options under the 2010 Equity Incentive Plan. The stock options were vested immediately, have a term of ten years and have an exercise price of $18.05.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the compensation committee’s review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Paul Biddelman (Chair)
David Cromwell
Shamez Kanji

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are currently or have ever been an officer or employee of us. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

PROPOSAL THREE

A NONBINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE

NAMED EXECUTIVE OFFICERS

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law. Among other things, the Dodd-Frank Act requires us to provide shareholders a separate nonbinding advisory vote to approve the compensation of our named executive officers. The named executive officers are the five officers identified in the Summary Compensation Table in this proxy statement.

The compensation committee will review the results of the vote carefully. Depending upon the results of that review, the committee will take such action, if any, as it deems appropriate. Because this vote is advisory, however, it is not binding on us, our Board, or the Board’s compensation committee. Also, a negative vote will not overrule any decision made by the compensation committee.

Before you vote on the resolution below, please read the entire Compensation Discussion and Analysis beginning in this proxy statement carefully. The Compensation Discussion and Analysis contains important information about our executive compensation program and philosophy. It also explains how and why the Compensation and Benefits Committee made specific decisions about the named executive officers’ compensation for their 2010 performance. You should also carefully review the tables that immediately follow the Compensation Discussion and Analysis, together with the related narrative disclosure and footnotes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NONBINDING ADVISORY RESOLUTION.

RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.

PROPOSAL FOUR

A NONBINDING ADVISORY VOTE ON THE FREQUENCY OF SHAREHOLDER

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also requires us to give our shareholders a nonbinding advisory vote on how frequently they would like to vote to approve the compensation of our named executive officers. You can vote to have the opportunity to approve the compensation of the named executive officers every three, two, or one years. You may also choose to abstain from voting for one of these three choices. You may only vote for one choice, or else abstain.

The vote on this proposal is advisory and is not binding on us, our Board, or the Board’s compensation committee. The Dodd-Frank Act requires us to give our shareholders a vote on this issue at least once every six years. Therefore, absent extraordinary circumstances, our shareholders will next vote on how often to cast an advisory vote to approve the compensation of the named executive officers at our 2017 annual meeting.

The Board, acting upon the recommendation of its compensation committee, recommends that you vote for an advisory vote approving the compensation of the named executive officers to take place once every three years. The compensation committee, which is composed solely of independent directors, made its recommendation to the Board because it believes that a triennial vote on executive compensation will encourage a long-term focus on our executive compensation policies and practices, thereby promoting long-term value creation. In contrast, an advisory vote on executive compensation every year or every two years may foster a short-term focus and undermine our ability to offer appropriate forms of long-term compensation. The Board also believes that a triennial vote will allow for a meaningful evaluation period of performance against our compensation practices, as any adjustments in pay practices will take time to implement and be reflected in the financial performance and the price of our common stock. As a result, an advisory vote on executive compensation more frequently than every three years would not, in our judgment, allow stockholders to compare executive compensation, or modifications thereof, to our performance. Lastly, the Board believes that holding the advisory vote once every three years will allow the compensation committee an adequate period of time to assess the results of past advisory votes and consider potential modifications to our compensation program that it views as appropriate. This may not be feasible on an annual or biennial basis, and the Board believes that both the compensation committee and our stockholders would benefit from having more time for a thoughtful and constructive analysis and review of our compensation program.

THE BOARD RECOMMENDS THAT SHAREHOLDERS RECOMMEND, BY NON-BINDING VOTE, AN EXECUTIVE COMPENSATION VOTE FREQUENCY OF THREE YEARS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investor Rights Agreement

On August 26, 2008, we entered into an amended and restated investor rights agreement with certain key holders of our common stock relating to all shares of our capital stock that they hold or may hold in the future. Although the majority of the agreement’s provisions terminated upon completion of our initial public offering, some provisions remain in effect. These provisions principally relate to our obligation, under certain circumstances, to register shares of our capital stock held by certain stockholders under the Securities Act of 1933, as amended. We believe that the terms of the investor rights agreement were reasonable and comparable to the terms of an agreement negotiated on an arms-length basis.

Indemnification Agreements

Our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. As permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify our directors and executive officers against all expenses (including reasonable attorneys’, witness or other professional fees) and liabilities (including judgments, damages and amounts paid in settlement, including those arising out of the negligence or active or passive wrongdoing of such persons) incurred, suffered or paid by a director or executive officer in connection with any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, to which any such director may be a party or threatened to be made a party or otherwise involved in as a witness by reason of such director’s status serving (i) as our director or executive officer, as applicable, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request, including one of our subsidiaries.

The indemnification agreements also require us to advance expenses incurred by such persons within thirty days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that such persons are entitled to indemnification under the agreements and that we have the burden of proof to overcome that presumption in reaching any contrary determination.

We are not required to provide indemnification under the agreements for certain matters, including: (i) indemnification and advancement of expenses for any action initiated by or on behalf of such person without the consent of our board of directors (except actions to enforce a right to indemnification or advancement of expenses under this agreement), and (ii) indemnification beyond that permitted by Delaware law. We believe that the terms of the agreements were reasonable and comparable to the terms of agreements negotiated on an arms-length basis.

Non-Competition Agreements

We have not entered into and currently do not intend to enter into any employment agreements with our executive officers. However, we have entered into certain non-competition agreements with our executive officers. Each non-competition agreement provides that the executive generally will not disclose our proprietary information and will not compete with us or solicit our customers and employees for the duration of the executive’s employment and for a period of twelve months following termination of employment. We believe that the terms of the agreements were reasonable and comparable to the terms of agreements negotiated on an arms-length basis.

EduCard Transaction

In June 2008, we acquired EduCard, which provided prepaid debit card processing and other payment solutions, and entered into a related integration agreement with EduCard’s parent company, Evisions, to integrate a software application. The president and chief executive officer of Evisions is Kevin Jones, who owns shares of our common stock, which he acquired in connection with his sale of certain intellectual property to us, as described below.

In connection with the EduCard acquisition and pursuant to an intellectual property purchase agreement, we purchased certain intellectual property from Kevin Jones for an aggregate consideration of 3,000,000 shares of our common stock. The shares are held in an escrow account and are subject to the following conditional rights to repurchase at par value, $0.001 per share: (i) we had the right to repurchase all of the shares if, on December 31, 2009, the number of students enrolled at higher education institutional clients that use the Evisions software with OneDisburse®, or Evisions Students, had been less than 100,000; (ii) we may exercise our right to repurchase all of the shares if, on December 31, 2010, the number of Evisions Students is less than 200,000; and (iii) if, on December 31, 2011, the number of Evisions Students is less than 1,000,000, our repurchase right shall automatically be exercised in respect of the number of shares equal to 3,000,000 less three times the number of Evisions Students. As of December 31, 2010, there were 443,511 Evisions Students and, consequently, on December 31, 2011, not less than 1,330,533 shares of our common stock will be released from escrow to Mr. Jones. We believe that the terms of the EduCard acquisition and the terms of the related purchase of intellectual property were reasonable and comparable to the terms of a transaction negotiated on an arms-length basis.

Policy Concerning Related Party Transactions

We have a formal written policy concerning related party transactions. A related party transaction is a transaction, arrangement or relationship involving us or a consolidated subsidiary (whether or not we or the subsidiary is a direct party to the transaction), on the one hand, and (i) a director, executive officer or employee of us or a consolidated subsidiary, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person.

The audit committee evaluates each related party transaction for the purpose of recommending to the disinterested members of the board whether the transaction is fair, reasonable and within our company’s policy, and should be ratified and approved by the board. Relevant factors include the benefits of the transaction to us, the terms of the transaction and whether the transaction was on an arms-length basis and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. At least annually, management will provide the audit committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by our policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the audit committee or the board, taking into account factors as such body deems appropriate and relevant.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

Our 2010 annual report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability can access this proxy statement and our fiscal 2010 Annual Report at www.proxyvote.com, which does not have “cookies” that identify visitors to the site.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2010 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Higher One stockholder, we will mail without charge a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the annual report on Form 10-K. Exhibits to the annual report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Higher One Holdings, Inc., 25 Science Park, New Haven, Connecticut 06511.

Requests for copies of our annual report on Form 10-K should be directed to Investor Relations, Higher One Holdings, Inc., 25 Science Park, New Haven, Connecticut 06511.

By Order of the Board of Directors

Mark Volchek Chairman and Chief Financial Officer

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees

01	Mark Volchek 02 David Cromwell 03 Stewart Gross

The Board of Directors recommends you vote FOR proposals 2. and 3.		For	Against	Abstain

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

3.	Resolution approving, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table, and other related tables and disclosures in the Company’s proxy statement.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:	1 year	2 years	3 years	Abstain

4.	To recommend, by non-binding vote, the frequency of executive compensation votes. ☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
JOB #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

HIGHER ONE HOLDINGS, INC.
Annual Meeting of Shareholders
May 18, 2011 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dean Hatton and Mark Volchek, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of HIGHER ONE HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 9:00 AM, Eastern Time on May 18, 2011, at the offices of Higher One Holdings, Inc., 25 Science Park, New Haven, CT 06511, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in FOR the election of nominees for the Board of Directors listed on the reverse side, FOR Proposal 2, FOR Proposal 3, and FOR 3 YEARS for Proposal 4.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side